Exhibit 97

Star Group, L.P.

Incentive Compensation Recovery Policy

Dated October 19, 2023

The Board of Directors (the “Board”) of Kestrel Heat, LLC (the “General Partner”), the general partner of Star Group, L.P. (the “Company”), has adopted this Incentive Compensation Recovery Policy (the “Policy”) dated as of October 19, 2023, but effective for all purposes as of October 2, 2023 (the “Effective Date”), which provides for the recovery of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws. This Policy is intended to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”) and the listing standards of the New York Stock Exchange (the “NYSE”) or such other national securities exchange on which the Company’s securities are listed.

1.
Covered Executives

This Policy applies to the Company's current and former “executive officers”, as such term is defined in Rule 10D-1(d) promulgated under the Exchange Act (the “Covered Executives”) who served in the capacity as “executive officer” at any time during the performance period for receiving Incentive-Based Compensation (as defined below). The General Partner expects to designate each of the Covered Executives and notify them of their status as such on an annual basis (or more frequently in the case of any changes in the Company’s officers). However, in the absence of such designation and notification, the Company officers who are required to prepare and file reports under Section 16 of the Exchange Act shall be deemed Covered Executives for purposes of this Policy.

2.
Recovery in General; Applicable Accounting Restatements

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company's material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (i.e., a “Big R” Restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (i.e., a “little r” restatement” and, a “Big R” restatement, are collectively referred to as an “Accounting Restatement”), the General Partner will cause the Company to promptly recover any erroneously awarded Incentive-Based Compensation (as defined below) received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare such an Accounting Restatement (including, where required under Section 10D of the Exchange Act, any transition period resulting from a change in the Company’s fiscal year). For the avoidance of any doubt, an out-of-period adjustment when the error resulting in such out-of-period adjustment is immaterial to previously issued financial statements and is immaterial to the current period’s financial statements does not qualify as an Accounting Restatement for which recovery is required under this Policy. Notwithstanding anything to the contrary contained in this Policy, the Company shall not be required to recover any Incentive-Based Compensation from any Covered Executive prior to such time as such person began service as an “executive officer”.

For this purpose, the date that the Company is required to prepare an Accounting Restatement shall be the earlier of (i) the date that the Board of the General Partner, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

For purposes of this Policy, Incentive-Based Compensation shall be deemed to be received by a

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Exhibit 97

Covered Executive in the Company’s fiscal period during which the Financial Reporting Measure (as defined below) specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

3.
Incentive-Based Compensation

For purposes of this Policy, “Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part on the attainment of a Financial Reporting Measure (as defined below). A specific example of “Incentive-Based Compensation” cited in the adopting release for final Rule 10D-1 (the “Adopting Release”) is bonuses paid from a “bonus pool,” the size of which is determined based wholly or in part on satisfying a financial performance measure reporting goal.

For purposes of this Policy, “Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, regardless of whether such measures are presented within the Company’s financial statements or included in a filing with the Securities and Exchange Commission. The Adopting Release provides examples of Financial Reporting Measures, including the following GAAP or non-GAAP accounting-based metrics:

•
Unit price or total unitholder return
•
Revenues;
•
Net income;
•
Operating income;
•
Net assets or net asset value per unit;
•
EBITDA (i.e., Earnings before interest, taxes, depreciation and amortization), Adjusted EBITDA and any other non-GAAP financial metrics used to determine Incentive-Based Compensation;
•
Funds from operations and adjusted funds from operations;
•
Liquidity measures (e.g., working capital, operating cash flow);
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Return measures (e.g., return on invested capital, return on assets, return on capital employed);
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Earnings measures (e.g., earnings per share); and
•
Tax basis income.

Based on the above definitions and examples, the Company has determined that compensation paid to the Covered Executives under the Company’s Profit Sharing Plan on and after the Effective Date is subject to recovery by the Company under this Policy in the event of an Accounting Restatement. In the event that the Company adopts a compensation plan that provides for Incentive-Based Compensation, the compensation paid to the Covered Executives under such plan shall also be subject to this Policy.

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Exhibit 97

4.
Erroneously Awarded Compensation: Amount Subject to Recovery

The amount to be recovered from a Covered Executive in the event of an Accounting Restatement shall equal the amount of Incentive-Based Compensation received by the Covered Executive that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid by the Covered Executive on the erroneously awarded compensation and regardless of any fault of the Covered Executive for the accounting errors that give rise to any Accounting Restatement.

In the case of recovery of compensation received by Covered Executives under the Profit Plan, any such recovery shall be made pro rata among the Covered Executives based on the size of the bonus received by such Covered Executive. For example, if an Accounting Restatement reduces the amount of the cash compensation pool under the Profit Plan in any fiscal year, but not below the aggregate amount the Board exercised discretion to pay out as bonuses to Covered Executives (such reduction “Deficiency Amount”), then the Company shall recover from each Covered Executive an amount equal to the Deficiency Amount multiplied by a fraction, the numerator of which is the dollar amount of the bonus received by a Covered Executive in respect of such fiscal year under the Profit Plan, and the denominator of which is the aggregate dollar amount of bonuses received by all employees, including the Covered Executives, in respect of such fiscal year under the Profit Plan. For the avoidance of any doubt, the Deficiency Amount shall only be satisfied by bonuses received by Covered Executives, and to the extent that the Deficiency Amount exceeds the amount of bonuses received by Covered Executives under the Profit Plan in respect of any fiscal year, the bonuses received by other Company officers and employees will not be subject to recovery or repayment under this Policy.

If the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the Accounting Restatement (as in the case of Incentive-Based Compensation based on unit price or total unitholder return), the General Partner shall determine such amount based on a reasonable estimate of the effect of the Accounting Restatement on the applicable Financial Reporting Measure, and the General Partner shall maintain documentation of any such estimate and provide such documentation to the applicable securities exchange.

Notwithstanding the foregoing, the Company shall not be required to recover erroneously awarded Incentive-Based Compensation from a Covered Executive to the extent that the General Partner determines that such recovery would be impracticable and either:

•
The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered (determined by a majority of the independent directors serving on the Board of Directors of the General Partner after making and documenting a reasonable attempt to recover such erroneously awarded compensation, and providing documentation of such reasonable attempt to recover to the applicable securities exchange); or
•
Full recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code and regulations thereunder.

To the extent that this Policy otherwise would provide for recovery of Incentive-Based Compensation that the Company has recovered from a Covered Executive pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (or pursuant to any other recovery obligation), the amount already so recovered from such Covered Executive may be credited against the recovery otherwise required under this Policy.

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5.
Method of Recovery

The General Partner will determine, in its discretion, the method or methods for recovering any erroneously awarded Incentive-Based Compensation hereunder, which method(s) need not be applied on a consistent basis; provided in any case that any such method provides for reasonably prompt recovery and otherwise complies with any requirements of the applicable securities exchange. Without limiting the foregoing, the methods that the General Partner, in its discretion, may determine to use to recover erroneously awarded Incentive-Based Compensation hereunder may include, by way of example, the forfeiture or repayment of Incentive-Based Compensation, the forfeiture or repayment of time-based equity or cash incentive compensation awards, the forfeiture of benefits under a nonqualified deferred compensation plan, and the offset of all or a portion of the amount of the erroneously awarded Incentive-Based Compensation against other compensation payable to the Covered Executive, including any non-erroneously awarded Incentive-Based Compensation.

6.
No Indemnification or Insurance

The Company shall not indemnify nor insure any Covered Executive against the loss of any erroneously awarded Incentive-Based Compensation.

7.
Administration

This Policy shall be administered by the Board of the General Partner. Except for determinations of whether recovery under this Policy is impracticable (which determination must be made by a majority of the independent directors of the Board), the Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission, the NYSE and any other national securities exchange on which the Company's securities are listed.

8.
Effective Date

This Policy shall be effective as of the Effective Date and shall apply to Incentive-Based Compensation that is received by a Covered Executive on or after that date.

9.
Amendment; Termination

The General Partner may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect the final regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with any final rules or standards adopted by the NYSE or any other national securities exchange on which the Company's securities are listed. The General Partner may terminate this Policy at any time.

10.
Policy Not Exclusive

The General Partner may require that any employment agreement, equity award agreement or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery, recoupment, forfeiture or offset that may be available to the Company pursuant to the terms of any other applicable Company policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

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11.
Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators and other legal representatives.

12.
Filings

The General Partner shall cause the Company to make any filings with, or submissions to, the Securities Exchange Commission, the NYSE and any other national securities exchange that may be required pursuant to rules adopted pursuant to Section 10D of the Exchange Act.

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